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                                                                    EXHIBIT 4.01

             FIFTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT



     This Fifth Amended and Restated Investors' Rights Agreement (this "Agreement") is made and entered into as of October __, 2001, by and among NetScreen Technologies, Inc., a Delaware corporation (the "Company"), and the persons and entities listed on Exhibit A attached hereto (the "Investors"). Comdisco, Inc. is a party to this Agreement for all purposes other than the provisions of Sections 1 and 5 hereof. GATX Ventures, Inc. is a party to this Agreement for all purposes other than the provisions of Sections 1, 2.2, 2.4, 3 and 5 hereof.


                                R E C I T A L S
                                ---------------

     A. Certain of the Investors (the "Prior Investors") are holders of outstanding shares of the Company's Series A Preferred Stock ("Series A Stock"), Series B Preferred Stock ("Series B Stock"), Series C Preferred Stock ("Series C Stock") Series D Preferred Stock ("Series D Stock") and/or Series E Preferred Stock ("Series E Stock") issued by the Company to such Prior Investors pursuant to Preferred Stock Purchase Agreements by and among the Company and the Prior Investors (the "Prior Purchase Agreements"). The Prior Investors have been granted certain information and registration rights and rights of first refusal under a Fourth Amended and Restated Investors' Rights Agreement by and among the Company and such Investors dated as of June 30, 2000, as amended by that certain Amendment thereto dated February 28, 2001 (such agreement, as so amended the "Prior Rights Agreement").

     B. Certain Investors (the "Series F Investors") have agreed to purchase shares of the Company's Series F Preferred Stock ("Series F Stock") pursuant to a certain Series F Preferred Stock Purchase Agreement by and among the Company and such Series F Investors dated of even date herewith(the "Series F Agreement"). The Series F Agreement provides that, as a condition to the Series F Investors' purchase of Series F Stock thereunder, the Company will enter into this Agreement and the Series F Investors willbe granted the rights set forth herein.

     C. The Company and the undersigned parties hereto desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the Prior Rights Agreement with the rights and obligations set forth in this Agreement. Section 4.2 of the Prior Rights Agreement provides that the Prior Rights Agreement may be amended by the written consent of the holders of a majority of the "Investors' Shares" (as defined in Section 4.2 of the Prior Rights Agreement) and the undersigned parties to this Agreement hold a majority of the Investors' Shares, as defined in the Prior Rights Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1.   INFORMATION RIGHTS.
          ------------------

          1.1 Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least 120,000 shares of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of


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Common Stock of the Company ("Common Stock") (together, the "Conversion Stock")
the Company will:

               (a) Annual Reports. Furnish to such Investor, as soon as practicable and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year, a consolidated statement of income and a consolidated statement of cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company's previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants;

               (b) Quarterly Reports. Furnish to such Investor as soon as practicable, and in any case within thirty (30) days of the end after each calendar quarter (except the last quarter of the Company's fiscal year), quarterly unaudited financial statements, including an unaudited consolidated balance sheet, and an unaudited consolidated statement of income and an unaudited consolidated statement of cash flows of the Company and its subsidiaries, with an instrument executed on behalf of the Company by the Chief Financial Officer, Chief Executive Officer or President of the Company certifying that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except for the absence of normal audit adjustments and the absence of other supporting statements, schedules and footnotes; and

               (c) Annual Budget. Furnish to such Investor as soon as practicable and in any event no later than thirty (30) days after the close of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year. The Company shall also furnish to such Investor, within a reasonable time of its preparation, amendments to the annual budget, if any.

          1.2 Inspection Rights. The Company shall permit each Investor holding at least 400,000 shares of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of Conversion Stock, or any combination thereof, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

          1.3 Confidentiality. Each Investor agrees to hold all information received pursuant to this Section 1 in confidence, and not to use or disclose any of such information to any third party for a period of two years from receipt of the information in question, except to the extent (a) such information may be made publicly available by the Company or (b) the disclosure of such information is required by law (provided such Investor provides the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy).

          1.4 Termination of Certain Rights. The Company's obligations under Sections 1.1 and 1.2 above will terminate upon the earlier to occur of (a) the closing of the first


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public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "1933 Act"), and (b) the time at which the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than in connection with the Company's initial public offering.

     2.   REGISTRATION RIGHTS.
          -------------------

          2.1  Definitions. For purposes of this Section 2:

               (a) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement.

               (b) Registrable Securities. The term "Registrable Securities" means: (i) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock; (ii) all the other shares of Common Stock of the Company held from time to time by the Series F Investors;
(iii) all the shares of Common Stock directly or indirectly issuable upon conversion or exercise of the warrants to purchase Series C Stock and Series D Stock held by Comdisco, Inc. (which entity is deemed to be a party hereto); (iv) all shares of Common Stock directly or indirectly issuable upon conversion or exercise of the warrant to purchase 41,284 shares of Series E Stock held by GATX Ventures, Inc.; and (v) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (i) of this subsection (b) excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the 1933 Act.

               (c) Registrable Securities Then Outstanding. The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities and (i) are then issued and outstanding; (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities; and (iii) are then issuable as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in subsection (b)(i).

               (d) Holder. For purposes of this Section 2 and Sections 3 and 4 hereof, the term "Holder" means (i) any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the 1933 Act or (ii) any assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, or Series F Stock convertible into such Registrable Securities shall be




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deemed to be the Holder of such Registrable Securities; and provided, further, that the Company shall in no event be obligated to register shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, or Series F Stock and that Holders of Registrable Securities will not be required to convert their shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, or Series F Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

               (e) Form S-3. The term "Form S-3" means such form under the 1933 Act as is in effect on the date hereof or any successor registration form under the 1933 Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (f) SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

          2.2  Demand Registration.

               (a) Request by Holders. If the Company shall receive at any time after the earlier of (i) the third anniversary of this Agreement, or (ii) six
(6) months after the effective date of the Company's initial public offering of its securities pursuant to a registration filed under the 1933 Act, a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the 1933 Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request ("Request Notice") to all Holders, and effect, as soon as practicable, and in any event within ninety (90) days after receipt of the request or requests of the Initiating Holders (as defined below), the registration under the 1933 Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.2; provided that the Registrable Securities requested by Holders to be registered pursuant to such request must be at least twenty-five percent (25%) of all Registrable Securities then outstanding (or any lesser percentage if the anticipated aggregate public offering price equals or exceeds $5,000,000 (before deduction of underwriters' discounts and commissions)).

               (b) Underwriting. If the Holders initiating the registration request under this Section 2.2 ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

               (c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) registrations pursuant to this Section 2.2. A registration shall not count toward such limit if the request for registration is withdrawn by the Holders of a majority of the Registrable Securities sought to be included in such registration and all expenses incurred in connection with the registration are borne and reimbursed to the Company by the Holders making the request for registration.

               (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the business of the Company for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period. If the Company shall so delay the filing of a registration statement, it shall promptly notify the applicable Holders of such determination, and such Holders shall have the right to withdraw the relevant request for registration, in which case such registration shall not count towards the limit set forth in Section 2.2(c).

               (e) Expenses. Other than as set forth in Section 2.2(c), All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (but excluding underwriters' discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section
2.2 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration by such Holder other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable

Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this
Section 2.2.

          2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the 1933 Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization or to an initial public offering of securities of the Company for the Company's account) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

               (a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities as a part of the notice referred to in this Section 2.3. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the shares included in the registration, except for a registration relating to the Company's initial public offering from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

               (b) Expenses. All expenses incurred in connection with the first three registrations pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company. All expenses incurred in connection with subsequent registrations pursuant to this Section 2.3 shall be apportioned among, and borne by, the Company and the participating Holders in the manner specified in Section 2.4(c).

          2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least ten percent (10%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

               (a) Notice. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

               (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                    (i) if Form S-3 is not available for such offering by the Holders;

                    (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

                    (iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith

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judgment of the Board of Directors of the Company, it would be seriously detrimental to the business of the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that, if the Company shall so delay the filing of a registration statement, it shall promptly notify the applicable Holders of such determination, and such Holders shall have the right to withdraw the relevant request for registration, in which case such registration shall not count towards the limit set forth in Section 2.4(b)(iv);

                    (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

                    (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable, and in any event no later than ninety (90) days, after receipt of the request or requests of the Holders for such registration.

               (c) Expenses. The Company shall pay all expenses incurred in connection with the first registration requested pursuant to this Section 2.4 in any given twelve-month period (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one (1) counsel for selling Holder or Holders and counsel for the Company. For each registration for which the Company is obligated to pay expenses pursuant to the preceding sentence, each Holder participating in such registration shall bear such Holder's proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. For each registration required pursuant to this Section 2.4 for which the Company is not obligated to pay expenses pursuant to the first sentence of this paragraph, all expenses incurred in connection with such registration shall be borne by the Holders who participate in such registration on a pro rata basis, and by the Company on a pro rata basis if it includes shares in such registration, according to the number of Registrable Securities then owned by the Holders and the number of shares offered by the Company that are included in such registration at the time of its effectiveness.

               (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

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          2.5  Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for at least one hundred eighty (180) days.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if

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any, and to the Holders requesting registration of Registrable Securities and
(ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or
2.4 that the selling Holders shall furnish to the Company such information regarding themselves and the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

          2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

               (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the 1933 Act) for such Holder, each of their respective representatives and agents and such Holder's legal counsel and independent accountants, and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any and all losses, claims, damages, or liabilities to which they may become subject under the 1933 Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each of the following being a "Violation"):

                   (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, offering circular, or other document or any amendments or supplements thereto incident to any such registration, qualification or compliance;

                    (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                    (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any federal or state securities law in connection with any action or inaction by the Company in connection with the offering covered by such registration statement;

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

and the Company will reimburse each such Holder, partner, officer or director, each of their respective representatives and agents and such Holder's legal counsel and independent accountants, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating, preparing or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

               (b) By Selling Holders. To the extent permitted by law, each selling Holder, severally but not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers, each of their respective representatives and agents and such Holder's legal counsel and independent accountants, or any person who controls such Holder within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation under subsection 2.8(a)(i) or (ii), in each case to the extent (and only to the extent) that such Violation under subsection 2.8(a)(i) or (ii) occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this
Section 2.8(b) in respect of any Violation under subsection 2.8(a)(i) or (ii) shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation under subsection 2.8(a)(i) or (ii) arises.

               (c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of any indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, only if such failure is prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

               (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the 1933 Act.

               (e) Contribution. In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either
(i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section
2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution may be required on the part of the Company and any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, such indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) (i) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Holders in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and of the Holders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Holders' respective obligations to contribute pursuant to this Section are several in proportion to the respective number of Registrable Securities they sell, and not joint. No such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                (f) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

           2.9 "Market Stand-Off" Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the 1933 Act; provided, however, that:

                (a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement;

                (b) all executive officers, directors and one percent stockholders of the Company then holding Common Stock of the Company enter into similar agreements; and

                (c) any release of securities of the Company held by an executive officer, director, one percent stockholder or Holder from such agreement shall be effected between all executive officers, directors, one percent stockholders and Holders on a pro rata basis according to the number of shares of the Company's Common Stock then held by them.

           In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends, substantially in the form set forth in
Section 5.3, on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period at which time the Company will, promptly upon request, provide instructions to its transfer agent regarding the expiration of this legend restriction.

          2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act, at all times after the effective date of the first registration under the 1933 Act filed by the Company for an offering of its securities to the general public;

               (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

               (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the 1933 Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

          2.11 Termination of the Company's Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to: (a) any request or requests for registration made by any Holder on a date more than five
(5) years after the first sale of the Common Stock to the public pursuant to an effective registration statement filed by the Company under the 1933 Act, provided that the Company is and continues to be subject to the reporting requirements of the 1934 Act after such public offering; or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the 1933 Act pursuant to Rule 144 under the 1933 Act.

     3.   RIGHT OF FIRST REFUSAL.

          3.1 General. Each Holder (as defined in Section 2.1(d)) owning not less than 120,000 shares of either (i) Series A Stock, (ii) Series B Stock,
(iii) Series C Stock, (iv) Series D Stock, (v) Series E Stock or (vi) Series F Stock and any party to whom such Holder's rights under this Section 3 have been duly assigned in accordance with Section 4.1(b) (each such Holder or assignee being hereinafter referred to as a "Rights Holder") has the right of first refusal to purchase such Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement; provided, however, that such Rights Holder shall have no right to purchase any such New Securities if such Rights Holder cannot demonstrate to the Company's reasonable satisfaction that such Rights Holder is at the time of the proposed issuance of New Securities an "accredited investor" as such term is defined in Regulation D under the 1933 Act. A Rights Holder's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)), to (b) a number of shares of Common Stock of the Company equal to the sum of (i) the total number of shares of Common Stock of the Company then outstanding plus (ii) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible, plus (iii) the number of shares of Common Stock of the Company reserved for issuance under any stock purchase and stock option plans of the Company approved by the Company's Board of Directors and outstanding warrants.

          3.2 New Securities. "New Securities" shall mean any capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such capital stock; provided, however, that the term "New Securities" does not include:

               (i) any shares of the Company's Common Stock (and/or options or warrants therefor) granted or issued to employees, officers, outside directors, or consultants of the Company pursuant to written incentive agreements or plans approved by the Board of Directors of the Company;

               (ii) any securities issuable upon conversion of or with respect to any then outstanding shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, or Series F Stock or Common Stock or other securities issuable upon conversion thereof;

               (iii) any securities issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding on the date of this Agreement and any securities issuable upon the conversion of any such option, warrant or right;

               (iv) shares of the Company's capital stock issued in connection with any stock split or stock dividend or recapitalization;

               (v) securities offered by the Company to the public pursuant to a registration statement filed under the 1933 Act;

               (vi) up to 600,000 shares of the Company's Common Stock and Preferred Stock (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing;

               (vii) up to 4,000,000 shares of capital stock issued pursuant to the consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or more than fifty percent (50%) or more of the voting power of such other corporation or entity or more than fifty percent (50%) or more of the equity ownership of such other entity; or

               (viii) any shares of Series F Stock issued under the Series F Agreement as such agreement may be amended.

          3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have twenty (20) days from the date of mailing of any such Notice to elect in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so elect in writing within such twenty (20) day period to purchase such Rights Holder's full Pro Rata Share of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely elected to purchase his full Pro Rata Share of such New Securities (a "Purchasing Holder") written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder's full Pro Rata Share of such offering of New Securities (the "Overallotment Notice"). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders' unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within ten (10) days after receiving the Overallotment Notice. If any Rights Holder notifies the Company of its election to purchase such New Securities within such time period, a closing with respect to such purchase shall be held at the principal office of the Company (or at such other place as may be agreed upon by the Company and the Rights Holder) on a date and at a time which are mutually agreeable to the Company and such Rights Holder, but in no event later than the later to occur of
(a) sixty (60) days after receipt by the Company of such notice of the Rights Holder's election and (b) ten (10) days after the receipt of any governmental consent or approval necessary for the consummation of such transaction.

          3.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such twenty (20) plus ten
(10) day period, then the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at a price and upon the same material terms as specified in the Company's Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such ninety
(90) day period, or offers to sell a lesser number of shares than specified in such Notice, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

          3.5 Termination. This right of first refusal shall terminate immediately prior to the first to occur of: (a) the closing of the first sale of Common Stock to the public pursuant to an effective registration statement filed by the Company under the 1933 Act, (b) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a "combination transaction")) in which the Corporation is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction; and (c) a sale of all or substantially all of the assets of the Corporation. For purposes of this Section 3.5, an "Acquiring Stockholder" means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Company in such combination transaction.

     4.   ASSIGNMENT AND AMENDMENT.

          4.1  Assignment. Notwithstanding anything herein to the contrary:

               (a)  Information Rights. The rights of an Investor under
Section 1.1 or 1.2 hereof may be assigned only to a party who acquires from an Investor (or an Investor's permitted assigns) at least that number of shares of Series A Stock, Series B Stock, Series C Stock, Series D, Series E Stock, and/or Series F Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock necessary to hold the rights described in Section 1.1 or 1.2 hereof, respectively.

               (b) Registration Rights; Refusal Rights. The registration rights of a Holder under Section 2 hereof and the rights of first refusal of a Rights Holder under Section 3 hereof may be assigned only to an affiliate or a party who acquires at least 120,000 shares of Series A Stock issued under the Series A Agreement, 120,000 shares of Series B Stock issued under the Series B Agreement, 120,000 shares of Series C Stock issued under the Series C Agreement, 120,000 shares of Series D Stock issued under the Series D Agreement, 120,000 shares of Series E Stock issued under the Series E Agreement, or 120,000 shares of Series F Stock issued under the Series F Agreement or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

               (c) Aggregation. Shares of capital stock of the Company owned by Investors, Holders and Rights Holders which are partnerships, limited liability companies, corporations and other entities having substantially common ownership interests or managed by the same principals or investment advisors or owned by individual Investors affiliated with one another ("Affiliated Investors") shall be aggregated for the purposes of this Agreement, and, notwithstanding anything to the contrary contained in this Agreement, all rights granted to the Investors, Holders and Rights Holders pursuant to this Agreement may be assigned between Affiliated Investors. Without limiting the generality of the foregoing, for purposes of this Section 4.1(c), (i) Spectrum Equity Investors IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. shall be deemed to be Affiliated Investors, and (ii) Scudder Technology Innovation Fund and Scudder Technology Fund shall be deemed to be Affiliated Investors.

          4.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, and/or Series F Stock and/or Conversion Stock representing and/or convertible into a majority of all the Investors' Shares (as defined below); provided, however, that any amendment that directly or indirectly (together with any transaction entered into in connection therewith) treats any Holder or Holders in an adverse manner that is different than any other Holders will require the approval of the Holders of a majority of the Investors' Shares then held by such adversely treated Holders. Notwithstanding the foregoing, the provisions of Section 5.7 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of GE Capital or its permitted assignee of the rights under Section 5.7 (without the need of written consent of any party other than the Company). As used herein, the term "Investors' Shares" shall mean the shares of Common Stock then issuable upon conversion of all then outstanding shares of Series A Stock, shares of Series B Stock, shares of Series C Stock, shares of Series D Stock, shares of Series E Stock, shares of Series F Stock, in each case held by Investors and permitted assigns, plus all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Series A Stock issued under the Series A Agreement, shares of Series B Stock issued under the Series B Agreement, shares of Series C Stock issued under the Series C Agreement, shares of Series D Stock issued under the Series D Agreement, shares of Series E Stock issued under the Series E Agreement, or shares of Series F Stock issued under the Series F Agreement, respectively, in each case held by Investors and permitted assigns. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each Rights Holder, each permitted successor or assignee of such Investor or Holder or Rights Holder and the Company.

          4.3 New Investors. Notwithstanding anything herein to the contrary, if pursuant to Section 2.2 of the Series F Agreement, additional parties may purchase shares of Series F Stock as "Investors" thereunder, then each such Investor shall become a party to this Agreement as an "Investor" hereunder, without the need of obtaining any consent, approval or signature of any Investor when such Investor has both: (a) purchased shares of Series F Stock under the Series F Agreement and paid the Company all consideration payable for such shares and (b) executed one or more counterpart signature pages to this Agreement as an "Investor," with the Company's consent.


     5.   COVENANTS OF THE COMPANY
          ------------------------

          5.1 Reservation of Common Stock. The Company will at all times reserve and keep available a sufficient number of shares of Common Stock for issuance and delivery upon the conversion of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock.

          5.2 Stock Vesting. All Common Stock issuances, stock options and other stock equivalents granted or issued after the date of this Agreement to employees, directors, consultants and other service providers, shall be made from time to time under contracts, plans or other arrangements as recommended by management and approved by the Company's Board of Directors and unless otherwise approved by the Board of Directors, shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of grant or the commencement date of such person's service with the Company, and (b) seventy-five percent (75%) of such stock shall vest over the following three (3) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

          5.3 Legend. Each certificate representing Registrable Securities or Preferred Stock convertible into Registrable Securities shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STANDOFF AGREEMENT PURSUANT TO AN AGREEMENT BETWEEN THE ISSUER, THE REGISTERED HOLDER AND CERTAIN OTHER PARTIES. COPIES OF THE AGREEMENT RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

          5.4 Proprietary Information Agreements. The Company shall require the execution of an Invention Assignment and Confidentiality Agreement, in the form approved from time to time by the Company's Board of Directors, or a substantially similar agreement, as a condition to hire for any officer, director, employee, consultant, agent or contractor of the Company after the date of this Agreement.

          5.5 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holder(s) of at least two-thirds (2/3) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are equal to or more favorable than the registration rights granted to Holders hereunder or requiring the Company to effect a registration earlier than the date on which Holders can first require a registration under Section 2.2; provided, however, that if such new agreement does not affect all series of Preferred Stock in substantially the same manner, approval must be obtained by majority vote of each series of Preferred Stock not so affected.

          5.6 Directors' and Officers' Insurance. As soon as reasonably possible, but in no event more than ninety (90) days after the date on which the first share of Series F Stock is issued, the Company shall obtain and at all times thereafter shall maintain in full force and effect, with financially sound and reputable insurance companies, directors' and officers' insurance for a coverage amount of at least $3,000,000 per occurrence on terms and conditions that are approved by the Board; provided, however, that the Company shall not be obligated by this Section 5.7 during such periods as the Board determines that maintaining such coverage would be commercially unreasonable

          5.7  Attendance at Board Meetings.

               (a) Board Observer Rights. For so long as General Electric Capital Equity Investments, Inc. ("GE Capital") holds no less than 50% (fifty percent) of the shares of the Series F Stock purchased by GE Capital pursuant to the Series F Agreement and/or shares of Common Stock issued upon conversion thereof, the Company will permit one representative of GE Capital to attend all meetings of (i) Board and (ii) any executive or similar committee of the Board and any other committee of the Board that the Board determines (from time to time) is appropriate for attendance of such representative (any such committee, a "Covered Committee"), in each case in a non-voting observer capacity; provided, however, that such representative is subject to the approval by the Board, such approval not to be unreasonably withheld; provided, further, that any such representative must be an employee of GE Capital or its affiliates (or an employee of any permitted assignee GE Capital of the rights under this
Section 5.8); and, provided, further, that the Company reserves the right not to provide information and to exclude such representative from any meeting or portion thereof if, in the Board's judgment, GE Capital or its representative has a demonstrable conflict of interest with respect to the issue to be discussed or the presence of the representative could jeopardize the Company's attorney-client privilege. The Company agrees to provide GE Capital and any such designated representative notice of all Board and Covered Committee meetings contemporaneous with the giving of such notice, and in the same manner as such notice is given, to members of the Board or the Covered Committee and, subject to the last proviso in the foregoing sentence, to provide GE Capital and such representative all information provided to members of the Board or Covered Committee contemporaneous with providing such information to such members.

               (b) Confidentiality. GE Capital agrees for a period of two years from receipt of Confidential Information (i) to hold in strict confidence and to act in a fiduciary manner with respect to all information and materials that it may receive, or be given access to, in connection with meetings of the Board and Covered Committees ("Confidential Information"), (ii) not to disclose any Confidential Information to any third party, and (ii) not to use any Confidential Information for any purpose detrimental to, or that may adversely affect, the Company. GE Capital may disclose Confidential Information to GE Capital's responsible employees, directors and/or officers and GE Capital's lawyers, accountants and/or auditors with a bona fide need to know, and then only to the extent necessary, and GE Capital agrees to instruct each such party regarding the use and disclosure restrictions applicable to such Confidential Information. GE Capital agrees to use its best efforts to cause its representative to agree in writing to be similarly bound.

               (c) Expenses. The Company shall reimburse all reasonable, direct out-of-pocket travel, food and lodging expenses incurred by the GE Capital representative in connection with his or her attendance of meetings of the Board and any Covered Committee.

               (d) Assignment. The rights described in this Section 5.7 may be assigned only to a party who acquires from GE Capital no less than 50% (fifty percent) of the shares of Series F Stock purchased by GE Capital pursuant to the Series F Agreement; provided, however, that such rights may not be assigned to a competitor of the Company (as determined by the Board in good faith); provided, further, that no party may be assigned the foregoing rights unless the Company is given the name and address of the assignee; provided, further, that, as a condition precedent to acquiring such shares and the rights granted under this
Section 5.7, any such assignee shall be required first to agree in writing to be bound by all the terms and conditions of this Section 5.7 and any representative of such assignee shall similarly agree in writing.

          5.8 Assignment of Right of First Refusal. In the event that any person or entity that is a "Stockholder" party to either that certain Second Amended and Restated Co-Sale Agreement dated May 21, 1998, by and between the Company and certain of its stockholders, or that certain Management Co-Sale Agreement dated as of even date herewith, by and between the Company and certain of its stockholders, as such agreements may be amended hereafter, proposes to transfer shares of the Company's Common Stock that are subject to the Company's right of first refusal under a restricted stock purchase agreement, stock option exercise agreement, or similar agreement (each, a "Restricted Stock Agreement"), then if the Company does not exercise such right of first refusal in full, the Company shall give notice to the Rights Holders of such proposed disposition by the selling Stockholder, including the terms thereof set forth in the selling Stockholder's notice to the Company pursuant to the relevant Restricted Stock Agreement, and specifying the number of shares that the Company will not acquire (the "Remaining Shares") no later than ten (10) days after the Company's receipt of notice of the proposed disposition from the selling Stockholder. Each Rights Holder shall have seven (7) days after giving of such notice to give written notice to the Company specifying the number of Remaining Shares that such Rights Holder will acquire. The Company shall assign to each subscribing Rights Holder such Rights Holder's Pro Rata Share of the unexercised portion of the

Company's right of first refusal. A Rights Holder's "Pro Rata Share" will be determined by multiplying the number of Remaining Shares multiplied by a fraction, the numerator of which is the number of shares of capital stock held by the Rights Holder (determined on an as-converted to Common Stock basis), and the denominator is the total number of shares of capital stock then held by all Rights Holders (determined on an as-converted to Common Stock basis). If any Rights Holder does not elect to purchase any shares (a "Nonpurchasing Rights Holder"), the Company shall promptly give each Rights Holder who has timely elected to purchase its full Pro Rata Share of Remaining Shares (a "Purchasing Rights Holder") written notice of the failure of any Nonpurchasing Rights Holder to purchase such Nonpurchasing Rights Holder's full Pro Rata Share of such Remaining Shares (the "Overallotment Notice"). Each Purchasing Rights Holder shall have a right of overallotment such that such Purchasing Rights Holder may agree to purchase a portion of the Nonpurchasing Rights Holder's unpurchased Pro Rata Share of such Remaining Shares on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within seven (7) days after receiving the Overallotment Notice. The Company shall assign to each subscribing Rights Holder the Company's right of first refusal with respect to the Remaining Shares, with such assignments to be proportionately made as set forth in this Section 5.8. Any exercise of the assigned right of first refusal by an Investor or Investors shall be on the terms set forth in the applicable Restricted Stock Agreement. The Company represents and warrants to each Rights Holder that (i) the Company has the valid, binding and enforceable right to acquire, at the Company's option, each share of capital stock of the Company now held and proposed to be transferred by each of the persons listed on Schedule 5.9 hereto (other than donative transfers to family members or trusts for the benefit thereof as set forth in the Restricted Stock Agreements), (ii) all of such rights are assignable by the Company to the Rights Holders pursuant to this Section 5.8, (iii) the Company has not granted any right, or otherwise entered into any agreement or understanding, with respect to any capital stock subject to such rights that in any respect conflicts with or impairs the rights of the Rights Holders hereunder and (iv) upon any assignment of any such rights pursuant to this Section 5.8, the Rights Holders will have the valid, binding and enforceable right to acquire the shares of capital stock that are the subject of such assignment; provided, however, that, the foregoing does not apply to the provisions of that certain Stockholders' Agreement dated March 31, 1998, by and among the Company and certain of its stockholders.

          5.9 Termination. The obligations of the Company under this Section 5 shall terminate immediately prior to the first to occur of: (a) the closing of the first sale of Common Stock to the public pursuant to an effective registration statement filed by the Company under 1933 Act provided that the Company is subject to the reporting requirements of the Exchange Act immediately after such closing; (b) the time at which the Company becomes subject to the reporting requirements of the Exchange Act other than in connection with the Company's initial public offering, (c) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a "combination transaction")) in which the Company is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction; and (d) a sale of all or substantially all of the assets of the Company. For purposes of this Section 5.9, an "Acquiring Stockholder" means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Company in such combination transaction

     6.   GENERAL PROVISIONS.
          ------------------

          6.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or three (3) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

          All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address as follows, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

               (a) if to an Investor, at such Investor's respective address as set forth on Exhibit A hereto; and

               (b) if to the Company, marked "Attention: President", at 350 Oakmead Parkway, Sunnyvale, California 94085.

          6.2 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Any previous agreement between the Company and any Investor concerning Registration rights including the Prior Rights Agreement, is superseded.

          6.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

          6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          6.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

          6.6 Successors And Assigns. Subject to the provisions of Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

          6.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

          6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.9 Costs And Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

          6.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock occurring after the date of this Agreement, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

          6.11 Approval of Amendments and Waiver of Rights of First Refusal. Each Prior Investor hereby consents with respect to all shares of capital stock held by such Investor to (a) the amendment and restatement of the Prior Rights Agreement, and (b) the waiver of the Company's obligations, the notice period and the rights of first refusal of certain Prior Investors under Section 3 of the Prior Rights Agreement with respect to the issuance of the Series F Stock to be issued under the Series F Agreement, as such agreement may be amended.

          6.12 Waiver of Jury Trial. Each party hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the subject matter hereof. The scope of this waiver is intended to be all-compassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This Section 6.12 has been fully discussed by each of the parties hereto and these provisions shall not be subject to any exceptions. Each party hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

                  [Remainder of page intentionally left blank.]

                                   EXHIBIT A
                                   ---------

                              Schedule of Investors

Investor
--------
GE Capital Equity Investments, Inc.
120 Long Ridge Road
Stamford, CT 06977
Attention:   NetScreen Technologies, Inc.
             Account Manager; and
             General Counsel

Scudder Technology Innovation Fund
c/o Zurich Scudder Investments, Inc.
345 Park Avenue
New York, NY 10154
Attention: General Counsel

Scudder Technology Fund
c/o Zurich Scudder Investments, Inc.
345 Park Avenue
New York, NY 10154
Attention: General Counsel

Capital Guardian US Small Capitalization Fund
(Private Placement Eligible) for Tax Exempt Trusts
c/o Capital Guardian Trust Company
630 Fifth Avenue, 36th Floor
New York, NY 10111-0121
Attention: Suzanne Stewart

With a copy to:

c/o Capital Guardian Trust Company
11100 Santa Monica Blvd., 15th Floor
Los Angeles, CA 90025-3384
Attention: Mark Brubaker

Capital Guardian US Small Capitalization Master
Fund (Private Placement Eligible)
c/o Capital Guardian Trust Company
630 Fifth Avenue, 36th Floor
New York, NY 10111-0121
Attention: Suzanne Stewart

With a copy to:

c/o Capital Guardian Trust Company
11100 Santa Monica Blvd., 15th Floor
Los Angeles, CA 90025-3384
Attention: Mark Brubaker

Pennsylvania Public School Employees'
Retirement System
c/o Capital Guardian Trust Company
630 Fifth Avenue, 36th Floor
New York, NY 10111-0121
Attention: Suzanne Stewart

With a copy to:

c/o Capital Guardian Trust Company
11100 Santa Monica Blvd., 15th Floor
Los Angeles, CA 90025-3384
Attention: Mark Brubaker

SMALLCAP World Fund, Inc.
c/o Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071-1447
Attention: Mike Downer

Spectrum Equity Investors IV, L.P.
Spectrum IV Investment Managers' Fund, L.P.
333 Middlefield Road, Suite 200
Menlo Park, CA 94025
Attention: Victor E. Parker

Sequoia Capital VII
Sequoia Capital Franchise Fund
Sequoia Capital Franchise Partners
Sequoia Technology Partners VII
Sequoia International Partners
Sequoia 1997 LLC
SQP 1997
3000 Sand Hill Road
Bldg. 4, Suite 280
Menlo Park, CA 94025
Attention: Michael Goguen

Techgains Corporation
Techgains Pan Pacific Corporation
Techgains International Corporation
1111 Jupiter Rd. Suite 100B
Plano, TX 75074
Attention: Andrew Kang
Contact: Lolly Li (li@tamcfund.com)

Silicon Valley Equity Fund, L.P.
Silicon Valley Equity Fund II, L.P.
2041 Mission College Boulevard
Suite 100
Santa Clara, CA 95054
Attention: Katherine Jen

Technology Partners Venture Capital Corp.
2F-2, 130, Szu-Wei Road
Hsinchu, Taiwan

Masaharu Shinya
Global Alliance Inc.
4-5, Tsukiji 1-Chome
Chuo-ku
Tokyo, 104-0045 Japan

KJL Investment
Chiu Family Living Trust
Chiu Family Children's Trust
Chiu Family Charitable Remainder Unitrust
19163 Via Tesoro Court
Saratoga, CA 95070

E92 Plus Group, PLC
St. James House
St James Road
Surbiton Surrey KTG 4QH
United Kingdom

Hitachi Seibu Software, Ltd.
Hitachi Systems & Services, Ltd.
4-16, Uchihonmachi 2-chome, Chuo-ku
Osaka, 540-0026, Japan

EICO, Inc.
1054 Yosemite Drive
Milpitas, CA 95035

PJ&K Investments Corporation
2F-2, No. 130, Szu-Wei Road
Hsinchu, Taiwan

Nahil Sifri
2250, Place Transcanadienne
Dorval, (Quebec) H9P 2X5

Congress Communications, PLC
Wilshire House 19/21 Woolmead
Farnham Surrey GU9 OSJ
United Kingdom

Netsoft Associates
2727 Walsh Ave. Suite 101
Santa Clara, CA 95051

F & W Investments LLC
Two Palo Alto Square
Palo Alto, CA 94306

SecureSoft, Inc.
9th Floor, Doosan B/D,
105-7 Nonhyun-Dong,
Kangnam-Ku, Seoul, Korea

Case Technology, S.A.
Isla Del Hierro No.5,
28700 S.S. de Los Reyes, Madrid
Spain

Paul Gupta
15000 Blue Gum Court
Saratoga, CA 95070

Big Basin Partners, L.P.
14585 Big Basin Way
Saratoga, CA 95070

David C. Weng Living Trust
1101 Di Napoli Drive
San Jose, CA 95129

Sumitomo Corporation Tokyo
2-2, Hitotsubashi 1Chome
Chiyoda-ku, Tokyo
100-8601, Japan
Attn. Mr. Daisuke Mikogami
with a copy to:
Sumitomo Corporation of America
600 3rd Ave.
New York, New York 10016-2001
Attn. Mr. William Fornshell

TEKKANG Management Consulting Inc.
1111 S. Sherman Street #101
Richardson, TX 75081
Attention: Andrew Kang

Thomas F. and Kathy S. Mendoza
c/o Network Appliance, Inc.
495 East Java Drive
Sunnyvale, CA 94089

Hsun Kwei Chou and Aiko Chou Trust
13211 West Sunset Drive
Los Altos Hills, CA 94022

MCI WorldCom Venture Fund, Inc.
1801 Pennsylvania Ave, NW
Washington DC 20006
Attn: Susan Mayer

Ericsson Holding International B.V.
77 South Bedford St.
Burlington, Massachusetts 01803
Attn: Jeff Low

Snaiso
141 Avenue de Veroun
92130 Issy-Les-Moolineaux
France

Daniel Gutenberg
Gutenberg Communications Systems AG
Hardturmstr. 101, CH-8005 Zurich

Equinox Solutions Through Partnership Ltd.
Equinox House
25 Invincible Rd
Farnborough, Hampshire GU14 7QU

Presidio Venture Partners
2900 Patrick Henry Drive
Santa Clara CA 95054
Attn: Ike Nakamura

Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089
ATTN: Rob Atherton

Datalink Business Solutions Ltd.
C1, 1F Phase 1,
Kaiser Estate
41 Man Yue St.
Hunghom Kowloon
Hong Kong

Cheng-FengChen

7th Floor, Room 3
#21, Sec. 2 Chung King So. Rd.
Taipei, Taiwan, ROC

Deacon Family Trust
884 Santa Rita Ave.
Los Altos, CA 94022

Hongping Zhang
3615 Rue Mirassou
San Jose, CA 95148

Michael M.C. Chiu
19163 Via Tesoro Ct.
Saratoga, CA 95070

CLAS Investment
4138 Remillard Court
Pleasanton, CA 94566
Attn: Shinnan Kiang

Yi-Chih Hans Tai
No. 4-1 Kou-Hwa Street
Hsinchu, Taiwan

Inkeun Lee
4701 NE Shore Place
Lake Forest Park, WA 98155

M. Liu Trust
1255 Post Street, Suite 840
San Francisco, CA 94109

Hien Ngoc Truong
1281 Arizona Ave.
Milpitas, CA 95035

Alex Chang
6048 Crossview Circle
San Jose, CA 95120

Godfrey Fong
12291 Barley Hill Road
Los Altos Hill, CA 94022

Comdisco, Inc.
6111 North River Road
Rosemount, Illinois 60018
Attention: Venture Lease Administration
Attention: Legal Department General Counsel

GATX Ventures, Inc.